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                                                                      EXHIBIT 11



                              The Leap Group, Inc.



             STATEMENT REGARDING COMPUTATION OF PER-SHARE EARNINGS

                                                  Three Months Ended April 30,
                                                  ----------------------------
                                                      1996           1997
                                                      ----           ----
  Weighted average of common
   shares outstanding                               9,600,000     13,609,778

  Effect of options granted within one
   year prior to the offering, based on
   the treasury stock method                          588,109        342,399
                                                   ----------    -----------

  Total weighted average of common
   shares outstanding                              10,188,109     13,952,177

  Net income (loss)                                $ (184,382)   $(1,150,108)

  Net income (loss)
   per common share                                    $(0.02)        $(0.08)